As filed with the Securities and Exchange Commission on November 2, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street Peoria, Illinois 61629 (Address of Principal Executive Offices)

Caterpillar Inc. Supplemental Deferred Compensation Plan
(Full Title of the Plan)

James B. Buda
Executive Vice President, Law and Public Policy
Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629
(309) 675-4429
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	X	Accelerated filer
Non-accelerated filer		Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$205,000,000(1)	100%	$205,000,000	$17,191(2)
(1) The deferred compensation obligations (the “Deferred Compensation Obligations”) being registered are unsecured obligations of Caterpillar Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms and conditions of the Caterpillar Inc. Supplemental Deferred Compensation Plan, as may be amended from time to time.

(2) The Registrant previously paid a registration fee of $6,599.03 to register 500,000 shares of Common Stock for issuance under the Caterpillar Global Mining Legacy Savings Plan (the “Legacy Plan”) on a Form S-8 Registration Statement (File No. 333-186742), filed with the Securities and Exchange Commission on February 19, 2013. Effective April 1, 2016, the Legacy Plan merged with and into the Caterpillar Global Mining Legacy Hourly Employees’ Savings Plan, and no further offers or sales of Company Common Stock are being made through the Legacy Plan. As of April 1, 2016, 497,742 shares registered on Registration Statement No. 333-186742 remained unsold and are not subject to outstanding awards, and are therefore being removed from registration pursuant to a post-effective amendment to the prior registration statement, which is being filed by the Registrant immediately after this Registration Statement. Pursuant to Rule 457(p), the total fee balance for the unsold shares from the prior registration statement (in the amount of $6,569.23) is being offset against the total fee due for this Registration Statement.

EXPLANATORY NOTE

A Registration Statement on Form S-8 was filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2007 (File No. 333-141548) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), among other things, Deferred Compensation Obligations issuable under the Caterpillar Inc. Supplemental Deferred Compensation Plan (the “Plan”).

This Registration Statement on Form S-8 (this “Registration Statement”) has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 under the Securities Act to register an additional $205,000,000 of Deferred Compensation Obligations issuable under the Plan from time to time. The additional obligations registered by this Registration Statement are of the same class as those securities covered by the Prior Registration Statement. This Registration Statement incorporates by reference the contents of the Prior Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant has filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such documents are hereby incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;
•
Definitive Proxy Statement on Schedule 14A for the Registrant’s 2016 Annual Meeting of Stockholders filed on April 25, 2016 (only those parts incorporated into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015); and

•	Current Reports on Form 8-K filed January 15, 2016, May 16, 2016, June 10, 2016, September 14, 2016, September 29, 2016 and October 17, 2016.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Deferred Compensation Obligations being registered under this Registration Statement are issuable under the terms of the Plan. The Deferred Compensation Obligations represent obligations of the Registrant to pay participants in the Plan certain compensation amounts in the future that have been credited to a participant’s bookkeeping account or deferred by a participant under the Plan. Participating employers are Registrant and certain affiliated companies who have adopted the Plan.

The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing additional income deferral and investment opportunities to a select group of management and other highly compensated employees who participate in the Caterpillar 401(k) Retirement Plan or the Caterpillar 401(k) Savings Plan. The Deferred Compensation Obligations are payable in cash following certain specified events permitted by the plan administrator and in accordance with Internal Revenue Code Section 409A.  Participants can elect to receive payment in either a single lump sum or in quarterly, semi-annual or annual installments over a certain term. If no such election is made, payment will be made in a single lump sum.

The obligation to pay the vested balance of a Plan participant’s account shall at all times be an unfunded and unsecured obligation of Registrant (or the participating employer, as applicable) and rank pari passu with other unsecured and unsubordinated indebtedness of Registrant (or the participating employer, as applicable) (even if Registrant establishes a “rabbi trust”). The Deferred Compensation Obligations are not convertible into any other security of Registrant or any participating employer. Benefits are payable solely from Registrant’s (or the participating employer’s, as applicable) general funds and are subject to the risk of corporate insolvency.  Participants will not have any interest in any particular assets of Registrant by reason of any obligation created under the Plan. Nothing in the Plan creates or may be construed as creating a trust of any kind or any other fiduciary relationship between Registrant, a participating employer and a participant or any other person, and each participant (or person claiming through him or her) will be responsible for enforcing his or her own rights with respect to the Deferred Compensation Obligations.

Any person’s or entity’s rights to the Deferred Compensation Obligations cannot be sold, transferred, assigned, pledged or otherwise alienated or encumbered except that a participant may make a written designation of a beneficiary to receive such deferred amounts upon his or her death pursuant to the terms of the Plan. Any attempt to sell, transfer, assign, pledge or encumber the Deferred Compensation Obligations will be void.

The amount of compensation to be credited to the account of or deferred by each participant is determined in accordance with the terms of the Plan and will be based on elections by the participant and certain amounts credited by a participating employer. Amounts in a participant’s bookkeeping account under the Plan will be indexed to one or more hypothetical or “deemed” investment media individually chosen by a participant from the hypothetical investment funds available under the Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation. Amounts credited to the account of or deferred by the participants, as applicable, will be fully vested (i.e., nonforfeitable).  There is no trading market for the Deferred Compensation Obligations.

The Plan may be terminated at any time by the Registrant. The Plan may be amended at any time, in whole or in part, by the Registrant. Any amendment of the Plan will not directly or indirectly reduce the balance of any participant’s account as of the effective date of the amendment.

The foregoing is a brief description of the Deferred Compensation Obligations. The official provisions with respect to the Deferred Compensation Obligations are contained in the Plan, which is attached as Exhibit 4.3 and is controlling in the event of a discrepancy.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities registered hereunder will be passed upon for the Registrant by Christopher M. Reitz, Corporate Secretary, who is employed by the Registrant and is eligible to participate in the Plan. Mr. Reitz owns, directly and indirectly, less than 1% of the outstanding shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.
Delaware Law on Indemnification
Section 145 of the Delaware General Corporation law (the “DGCL”) allows the Registrant to indemnify directors and officers as well as other employees against expenses (including attorneys’ fees), judgments, fines, and settlement amounts for certain actions, suits or proceedings (other than a “derivative” action by or on behalf of the Registrant) if they acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant. If the matter is a criminal proceeding, indemnification would only occur if the individual had no reasonable cause to believe his or her conduct was unlawful.

A similar standard applies to derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action. If the individual has been found liable to the Registrant, indemnification requires court approval.

Section 102(b)(7) of the DGCL allows the Registrant to provide in its certificate of incorporation that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty unless the breach: (i) relates to the duty of loyalty; (ii) involves acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) involves payment of unlawful dividends, stock purchases or redemptions; or (iv) involves a transaction from which the director derived an improper personal benefit.
Caterpillar Bylaws and Certificate of Incorporation
Under Article V of the Registrant’s amended and restated bylaws, it agrees to indemnify officers and directors to the full extent permitted by Delaware law. In addition, the Registrant’s board of directors may in its discretion indemnify any person other than an officer or director made a party to any action by virtue of their employment with the Registrant. Article Ninth of the Registrant’s restated certificate of incorporation provides for exculpation of directors in a manner consistent with Section 102(b)(7) of the DGCL, as described above. The Registrant also maintains directors’ and officers’ liability insurance in the amounts and subject to the conditions set forth in those policies.

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Caterpillar Inc. effective June 13, 2012 (incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012)
4.2	Bylaws of Caterpillar Inc., as amended and restated on June 8, 2016 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed June 10, 2016)
4.3
Caterpillar Inc. Supplemental Deferred Compensation Plan, as amended and restated through fourth amendment, dated December 10, 2014 (incorporated by reference from Exhibit 10.18 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2014)

5.1	Opinion of Christopher M. Reitz, Corporate Secretary
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Christopher M. Reitz, Corporate Secretary (included in Exhibit 5.1)
24.1	Powers of Attorney (contained in the signature page to this Registration Statement)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois on this 2nd day of November, 2016.

CATERPILLAR INC. (Registrant)
By:	/s/ James B. Buda
James B. Buda Executive Vice President, Law and Public Policy

Each person whose signature appears below constitutes and appoints James B. Buda, Christopher C. Spears and Christopher M. Reitz, and each of them, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments, including post-effective amendments, thereto), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered hereunder, together with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

November 2, 2016	/s/ Douglas R. Oberhelman	Chairman of the Board and Chief Executive Officer
Douglas R. Oberhelman
November 2, 2016	/s/ Bradley M. Halverson	Group President and Chief Financial Officer
Bradley M. Halverson
November 2, 2016	/s/ Jananne A. Copeland	Chief Accounting Officer
Jananne A. Copeland

November 2, 2016	/s/ David L. Calhoun	Director
David L. Calhoun
November 2, 2016	/s/ Daniel M. Dickinson	Director
Daniel M. Dickinson
November 2, 2016	/s/ Juan Gallardo	Director
Juan Gallardo
November 2, 2016	/s/ Jesse J. Greene, Jr.	Director
Jesse J. Greene, Jr.

November 2, 2016	/s/ Jon M. Huntsman, Jr.	Director
Jon M. Huntsman, Jr.
November 2, 2016	/s/ Dennis A. Muilenberg	Director
Dennis A. Muilenburg
November 2, 2016	/s/ William A. Osborn	Director
William A. Osborn

November 2, 2016	/s/ Debra L. Reed	Director
Debra L. Reed

November 2, 2016	/s/ Edward B. Rust, Jr.	Director
Edward B. Rust, Jr.
November 2, 2016	/s/ Miles D. White	Director
Miles D. White

Exhibit Index

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Caterpillar Inc. effective June 13, 2012 (incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012)
4.2	Bylaws of Caterpillar Inc., as amended and restated on June 8, 2016 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed June 10, 2016)
4.3
Caterpillar Inc. Supplemental Deferred Compensation Plan, as amended and restated through fourth amendment, dated December 10, 2014 (incorporated by reference from Exhibit 10.18 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2014)

5.1	Opinion of Christopher M. Reitz, Corporate Secretary
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Christopher M. Reitz, Corporate Secretary (included in Exhibit 5.1)
24.1	Powers of Attorney (contained in the signature page to this Registration Statement)